UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K/A
Amendment No. 1 to
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2006
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On October 24, 2006, Trident Microsystems, Inc., a Delaware corporation (the “Company”), announced that it had reached a conclusion that incorrect measurement dates for certain stock option grants were used for financial accounting purposes. Accordingly, the Company announced that it expected to recognize material non-cash, stock-based compensation expense for the affected periods.
     On August 7, 2007, the Company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (“Fiscal 2006 Form 10-K”). In the Fiscal 2006 Form 10-K, the Company reported the results of its investigation into its historical stock option grant practices and related issues from the date of its initial public offering in December 1992 through June 2006 (the “Review Period”), including its accounting for stock options, the final amount of the additional non-cash, stock-based compensation expense recorded as a result of the investigation, the financial periods affected, and the financial statements subject to the restatement that should no longer be relied upon.
     Based on the results of its investigation, the Company determined that it was necessary to modify the accounting measurement dates for approximately 57% of the stock option grants awarded during the Review Period to employees and consultants, covering options to purchase approximately 38.0 million shares of common stock. In addition, the Company identified modifications to certain stock options that increased or decreased the number of shares comprising the grant, which these modifications should have been accounted for by applying variable accounting as required by the provisions of FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. As a result, revised measurement dates and variable accounting, where applicable, were applied to the affected option grants and the Company has recorded a total of approximately $33.8 million in additional pre-tax, non-cash, stock-based compensation expense for the years 1993 through 2005 and $3.1 million for fiscal 2006.
     During the course of the investigation, the Company also adjusted its accounting for all of the options granted by its Taiwanese subsidiary, Trident Technologies, Inc., and by its Chinese subsidiary, Trident Multimedia Technologies (Shanghai) Co., Ltd., resulting in additional stock-based compensation expense totaling approximately $24.1 million.
     After related income tax adjustments and minority interest, the Company’s restatement resulted in total net adjustments of approximately $51.9 million for the years 1993 through 2005 and approximately $3.9 million for fiscal 2006. This amount is net of forfeitures of stock options related to employee terminations. The additional stock-based compensation expense is being amortized over the service period relating to each option, which is typically four years.
     The Audit Committee has discussed this matter with PricewaterhouseCoopers LLP, the Company’s registered independent public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2007	TRIDENT MICROSYSTEMS, INC.
	By:	/s/ John S. Edmunds
John S. Edmunds
Chief Financial Officer

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